UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2010

United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

55 Glenlake Parkway, N.E., Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 828-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.
On April 15, 2010, United Parcel Service, Inc. (“we”, “us” or “our”) entered into the new credit facility described in Item 2.03 hereof, replacing the $3.0 billion 364-day revolving credit facility, dated as of April 16, 2009, with the banks, financial institutions and other institutional lenders signatory thereto, and Citibank, N.A as administrative agent (which credit facility was scheduled to expire, unless renewed or converted to a term loan, on April 15, 2010).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On April 15, 2010, we entered into a new $1.5 billion 364-day revolving credit facility (the “364-Day Facility”) with a syndicate of commercial banks, including Citibank, N.A. as administrative agent (“Citibank” or the “Agent”). The material terms and conditions of the 364-Day Facility are as set forth below.
Generally, amounts outstanding under the 364-Day Facility as U.S. Dollar advances bear interest either at a periodic fixed rate of interest equal to LIBOR for U.S. Dollar deposits for the applicable interest period of one, two, three, six or, subject to availability from the lenders, nine or twelve months, plus an applicable margin, or at a fluctuating rate of interest equal to Citibank, N.A.’s publicly announced base rate, plus an applicable margin, in each case as selected by us. Amounts outstanding under the 364-Day Facility as non-U.S. Dollar advances bear interest at a periodic fixed rate of interest equal to LIBOR for deposits in the applicable currency for the selected interest period, plus an applicable margin. In each case, the applicable margin for advances bearing interest based on LIBOR is a percentage determined by quotations from Markit Group Ltd. for our 1-year credit default swap spread, subject to certain minimum rates and maximum rates based on our public debt ratings from Standard & Poor’s Rating Service (“S&P”) and Moody’s Investors Service (“Moody’s”). If our public debt ratings are A/A2 or above, the minimum applicable margin is 0.50% and the maximum applicable margin is 1.50%; if our public debt ratings are lower than A/A2, the minimum applicable margin is 1.00% and the maximum applicable margin is 2.50%. The applicable margin for advances bearing interest based on the base rate is 1.00% below the applicable margin for LIBOR advances. We are also able to request advances under the 364-Day Facility based on competitive bids for the applicable interest rate as set forth below. Interest on advances based on LIBOR is payable at the end of each applicable interest period and, if such interest period is longer than three months, at the end of each three-month period occurring during such interest period. Interest on advances based on the base rate is payable quarterly in arrears.
We may request the Agent to solicit competitive bids from the lenders under the 364-Day Facility for advances with requested maturities of at least seven days. Each of the lenders may bid at its discretion. We may accept one or more of such bids, provided that the aggregate outstanding advances on the date of, and after giving effect to, the competitive bid advance do not exceed the aggregate commitments of all lenders under the 364-Day Facility. Each such competitive bid advance must be at least $25 million (or the approximate equivalent in any non-U.S. currency for non-U.S. Dollar advances) and may be increased in multiples of $1.0 million (or the approximate equivalent in any non-U.S. currency for non-U.S. Dollar advances). While any such borrowing is outstanding, it will be deemed a usage of the 364-Day Facility with regard to availability thereunder.
The 364-Day Facility will mature and all amounts outstanding thereunder will be due and payable on April 14, 2011, provided, however, that we may request renewal of the facility for an additional 364-day period or convert all amounts outstanding thereunder into a term loan for a period up to one year which would mature not later than April 14, 2012. Should we exercise our option to convert advances under the 364-Day Facility into such a term loan, the amounts outstanding as such term loan would bear interest based on the applicable LIBOR or base rate as described above, except that the margin applicable to advances bearing interest based on LIBOR would be a percentage equal to the maximum applicable margin as set forth above determined by our public debt ratings in effect from S&P and Moody’s, and the margin applicable to advances bearing interest based on base rate would be a percentage equal to 1.00% below such maximum applicable margin for LIBOR advances. In order to exercise this option, we are required to pay the lenders an extension fee equal to 1.00% of the outstanding advances at the time of the conversion to a term loan.
We are required to pay certain fees in connection with the 364-Day Facility. For example, we must pay to the lenders a fee on their unused commitment amounts at a rate equal to 0.08% per annum (if our public debt ratings from S&P and Moody’s are A/A2 or above) or 0.13% per annum (if our public debt ratings are lower than A/A2). This commitment fee is payable quarterly in arrears. Generally, however, we may permanently reduce the aggregate commitment of such lenders by terminating any unused amounts under the 364-Day Facility on three business days notice. Such reductions must be at least $25 million and are subject to certain restrictions. We may also be required to pay certain fees to the Agent, as we and the Agent may agree on from time-to-time, such as an annual administration fee and additional administrative fees in connection with competitive bid advances.
The 364-Day Facility contains customary covenants regarding the preservation and maintenance of our corporate existence, material compliance with laws, payment of taxes, and maintenance of insurance and of our properties. The 364-Day Facility also generally restricts us and our subsidiaries from incurring any secured indebtedness without making provision for indebtedness under the Credit Facility to be secured equally and ratably with such secured indebtedness, to the extent all such secured indebtedness would exceed an amount equal to 10% of our consolidated net tangible assets, and from entering into certain sale-leaseback transactions. Further, the 364-Day Facility restricts us from transferring all or substantially all of our assets to a third party, and from merging or consolidating with a third party where we are not the surviving corporation in such transaction. The 364-Day Facility requires that we maintain a minimum consolidated net worth (excluding accumulated other comprehensive income or loss) of $5.0 billion on a quarterly basis and at the time of any borrowings. The 364-Day Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, materially inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events, and judgment defaults. We plan to use the proceeds from the 364-Day Facility for general corporate purposes, including commercial paper backstop.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date: April 20, 2010	By:	/s/ Kurt P. Kuehn
Kurt P. Kuehn
Senior Vice President, Chief Financial Officer and Treasurer